Exhibit 10.1

Intel Corporation

2200 Mission College Blvd

Santa Clara, CA, 95054-1549

January 30, 2019

Dear Bob:

Congratulations! On behalf of Intel Corporation I am pleased to provide this offer to you for the position of Chief Executive Officer reporting to the Intel Board of Directors. It is expected that the effective date for your new position (Effective Date) will be January 30, 2019.

Base Salary. As of the Effective Date, your annual base salary will be $1,250,000, less applicable taxes, deductions and withholdings. This base salary will be reviewed annually as part of our performance review process and will increase commensurate with your performance, as assessed by Intel’s Board of Directors.

Annual Performance Bonus. You remain eligible for an Annual Performance Bonus (APB) with a target payout of $3,437,500, based on 275% of base salary. The APB is paid out in January for the prior year based on Intel’s financial performance, as well as achievement of specified operational goals, subject to the terms of the APB plan. Subject to local law, to earn and receive an APB payout, employees must be employed on the Intel payroll through the last day of the applicable bonus period.

Quarterly Profit Bonus. You remain eligible for quarterly bonuses under the Quarterly Profit Bonus (QPB) plan. These bonuses are determined based on Intel’s quarterly profitability, subject to the terms of the QPB plan. Subject to local law, to earn and receive a QPB, you must be employed on the Intel payroll before the cutoff date for each three-month bonus period, and have received eligible earnings before the cutoff date.

Focal Annual Equity Grants. As an employee of Intel, you share in the success of Intel through the company’s stock benefit program. Therefore, you remain eligible for equity awards based on your job performance and contributions to Intel as part of Intel’s annual performance evaluation process (Focal). The target valuation for your 2019 annual equity award is expected to be $15,500,000. Equity awards will be recommended to be in the form of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs) and will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan (including any limitations therein on the number of equity awards that may be granted thereunder), the Notice of Grant for each award and the grant agreement linked to your Notice of Grant. We anticipate the split will be 80 percent PSUs and 20 percent RSUs, but the exact split is subject to approval by Intel’s Board of Directors.

Strategic Growth Equity Grants. In addition to the 2019 Focal award, you will be granted the following equity compensation awards effective as of February 1, 2019:

APB Related Performance Stock Units. You will be granted PSUs for a target number of Intel shares equal to $13,000,000 divided by the market value of Intel’s stock over 30 calendar days leading up to and including the grant date. On each of January 30, 2021 and January 30, 2022, assuming your continued employment with Intel through such dates, 50 percent of the target number of PSUs shall vest; provided, that the number of PSUs that vest on each such date shall be adjusted up or down by a percentage (not to exceed 25 percent) equal to the average Corporate APB Funding Multiplier for the two or three year vesting period, as applicable, preceding each vesting date; provided, further, that if the applicable average Corporate APB Funding Multiplier on a vesting date is less than 50 percent then none of the APB Related PSUs shall vest on such date. Notwithstanding the foregoing the PSUs will vest with regard to 100 percent of the then-unvested Intel shares subject thereto in the event your employment is terminated by Intel without Cause (as defined below) or you voluntarily resign your employment for Good Reason (as defined below), in each case before January 30, 2022, and you signing and not revoking a release in favor of Intel and its affiliates, substantially in the form of Intel’s Confidential Separation Agreement and General Release of Claims. The PSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for the award, and grant agreement linked to your Notice of Grant.

For purposes of this offer, “Cause” means (a) commission of an act of material fraud or dishonesty against Intel; (b) intentional refusal or willful failure to substantially carry out the reasonable instructions of the Intel Board of Directors (other than any such failure resulting from your disability); (c) conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (d) gross misconduct in connection with the performance of your duties; (e) improper disclosure of confidential information or a material violation of an Intel policy or Intel’s Code of Conduct; (f) breach of fiduciary duty to Intel; (g) failure to cooperate with Intel in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job; or (h) breach of duty of loyalty to Intel. Prior to termination for Cause, Intel shall provide 30 days prior written notice of the grounds for Cause, and give you an opportunity within those 30 days to cure the alleged breach. The parties recognize that given the egregious nature of the conduct defined as Cause, a cure may not possible. No act or failure to act on your part shall be considered “willful” unless Intel determines it is done, or omitted to be done, in bad faith or without reasonable belief that your act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by Intel’s Board with respect to such act or omission, or based upon the advice of legal counsel for Intel, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Intel.

With respect to any determination of “Cause” under this Agreement, Intel will act fairly, and cannot terminate you “for Cause” unless Intel determines there is clear and convincing evidence of your actions constituting “Cause” as defined herein.

Notwithstanding the foregoing, you and Intel expressly agree that Intel does not expect, and will not require, you to engage in any activities that would violate your existing obligations to any prior employer to maintain the confidentiality of such employer’s proprietary business information. If you refuse or fail to carry out any instruction by Intel’s Board of Directors because of such existing obligations, your refusal or failure will not constitute Cause for termination.

A resignation for “Good Reason” means your resignation following the occurrence, without your express, written consent, of one or more of the following conditions: (a) a material reduction in your title, duties, responsibilities, or authority; (b) a material reduction by Intel of your annual base salary or annual incentive cash target as in effect on the Effective Date; or (c) a relocation of your principal place of employment more than 30 miles from its current location in Santa Clara, California.

Performance Based Stock Options. You will be granted options to purchase 1,800,000 Intel shares (Options) for an exercise price equal to the closing stock price on the grant date. The Options will have a maximum ten year term and vest over a four year period: 1⁄4 of the Options vesting per year beginning on the twelve month anniversary of the grant date and continuing each year such that the grant is fully vested on the forty-eight month anniversary of the grant date. The Options, to the extent vested, shall be exercisable only if, during the five-year period following their grant date, Intel’s closing stock price increases by 30 percent or more above the closing stock price as of the grant date for 30 consecutive trading days. If, within the five-year period following the grant date, Intel’s closing stock price does not increase by 30 percent or more above the closing stock price as of the grant date for 30 consecutive trading days, the Options shall be cancelled as of such five-year anniversary of the grant date. The Options will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for the award, and grant agreement linked to your Notice of Grant.

Performance Stock Units. You will be granted a target number of Intel performance stock units (PSUs) for 450,000 shares which will be earned based on the appreciation in Intel’s closing stock price over the five-year period following the grant date. The threshold share appreciation target to earn any shares under the PSUs is an increase in Intel’s closing stock price of at least 30 percent over Intel’s closing stock price on the grant date, in which event 225,000 shares under the PSUs will be earned. The target number of shares under the PSUs will be earned in the event of an increase in Intel’s closing stock price of 50 percent over Intel’s closing stock price on the grant date. The maximum number of Intel shares that may be earned under the PSUs in the event of an increase in Intel’s closing stock price of 100 percent or more over Intel’s closing stock price on the grant date is 900,000 shares. The number of shares under the PSUs that will be earned in the event of an increase in Intel’s stock price between 30 percent and 100 percent or more will be determined via straight line interpolation of the earned percentages set forth herein. In order for shares to be earned under the PSU, Intel’s closing stock price must close above the percentage increase targets set forth herein for at least 30 consecutive trading days. Assuming your continued employment with Intel, shares under the PSUs that are earned as a result of attainment of the stock price appreciation targets set forth herein during the five year performance period will be distributed to you on the fifth anniversary of the grant date; provided, that to the extent the threshold (or a higher) stock price appreciation target set forth herein is attained on or prior to the thirty-six month anniversary of the grant date, 50 percent of the shares earned under the PSUs as of such anniversary date shall be distributed to you on the thirty-six month anniversary of the grant date and the remainder of any earned shares under the PSU shall be distributed to you on the fifth anniversary of the grant date; provided, further that if, as of the fifth anniversary of the grant date Intel’s closing stock price for any of the thirty consecutive trading days immediately preceding such fifth anniversary is less than 30 percent above Intel’s closing stock price on the grant date, the maximum number of shares issuable to you under the PSUs on the fifth anniversary of the grant date (inclusive of any Intel shares previously distributed to you under the PSUs) shall be the target number of shares under the PSUs. The PSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for each award, and grant agreement linked to your Notice of Grant.

Comprehensive Benefits. You will continue to be eligible for our medical, dental, vision, short-term and long term disability and life insurance programs as well as the employee Stock Purchase Plan, 401(k) Plan (with annual employer funded contribution), deferred compensation plan, and financial counseling services.

You remain eligible for 4 weeks of vacation and 10 standard company holidays each year as well as an eight-week fully-paid sabbatical leave after every seven years of eligible employment, or a four-week sabbatical after 4 years of eligible employment. Of course, each of these benefits is subject to the terms and conditions of the benefit program and plans, including waiting periods for some.

Travel; Security; Attorneys’ Fees. You will be permitted use of company-owned or engaged private aircraft for business travel and you may use company-owned or engaged private aircraft for personal use up to a maximum of $200,000 of Intel incremental expense per calendar year. You will be provided with personal security services consistent with Intel’s customary practices. Intel will reimburse you for up to $15,000 of your reasonable attorneys’ fees incurred in connection with the review and finalization of this offer letter.

Outside Activities during Employment. During your employment, you shall devote your full business efforts and time to Intel. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities, as long as they do not materially interfere with your job. Any outside activities, including serving on a Board of Directors, must be in compliance with Intel’s Code of Conduct.

Company Policies/Protection of Intellectual Property. Your employment remains subject to the Employment Agreement you signed, which outlines your obligations as an employee, including among others your obligation to protect Intel’s intellectual property (as well as confidential information of your prior employers and other third parties). You will be expected to abide by the Company’s policies and procedures, including without limitation Intel’s Employment Guidelines and Code of Conduct.

At-Will Employment. Your employment with Intel remains “at will,” which means that both Intel and you have the right to end your employment at any time, with or without advance notice, and with or without cause. The at-will nature of your employment may not be modified or amended except by written agreement signed by an authorized member of Intel’s Board of Directors and you.

Tax Withholding. All amounts payable hereunder shall be subject to any required withholdings and deductions.

Counterparts. This offer letter may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Entire Agreement. This offer letter including the referenced documents forms the entire agreement between you and Intel and replaces all prior communications on matters related to employment at Intel. Without limiting the foregoing, this offer letter supersedes in its entirety that certain offer letter between you and Intel dated as of September 14, 2016.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO OFFER LETTER]

Sincerely,

/s/ Andy Bryant
Chairman of the Board of Directors

/s/ Omar Ishrak
Chair, Compensation Committee of the Board of Directors

Accepted and Agreed:

/s/ Robert H. Swan	1/ 30 /2019
Robert H. Swan	Date

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